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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
Contact: George Pasley
V. P. Communications
214-953-4510
Website:  prnewswire.com/gix


                   Global Announces Sale of Ameri-Forge Unit


Dallas, TX (May 20, 1999) - Global Industrial Technologies, Inc. (NYSE: GIX) announced today that it has entered into a definitive agreement for the sale of its Ameri-Forge unit to Tanglewood Companies LP, Houston, TX, for $40 million in cash proceeds which Global will use to pay down debt. The transaction is subject to customary regulatory approval and post-closing adjustments and is expected to close within 60 days. The Company will realize approximately $40 million in tax benefits from the transaction, which will offset taxes payable on the sale of APG Lime and generate tax loss carryforwards to be used against other earnings.

Global announced in March its intention to pursue a sale of Ameri-Forge as part of its strategy of disposing of non-core businesses and focusing on its core refractories business.

The Company noted that the expected proceeds from the planned sale are less than the original estimate used to record the loss on disposal of Ameri-Forge as reflected in the December 31, 1998 consolidated financial statements. Accordingly, an additional $40 million pre-tax charge will be made to the discontinued operations results previously reported for the first quarter ended, March 31, 1999. There will be no change in the income from continuing operations which, for the quarter, was $3.4 million or $0.15 per share.

Global is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Products include modular cells for refining nonferrous metals; premium refractories for lining heat-containing industrial vessels such as steel furnaces; raw materials used to make refractory products; processing and recycling equipment.


                  CERTAIN INFORMATION CONCERNING PARTICIPANTS


  Global Industrial Technologies, Inc. (the "Company") and certain other persons named below may be deemed to be participants in the solicitations of proxies against the proposals of WHX Corporation. The participants in this solicitation may include (i) the
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directors of the Company: David H. Blake, Richard W. Vieser, Samuel B. Casey,
Jr., Rawles Fulgham and Graham L. Adelman and (ii) the following executive officers and employees of the Company: Rawles Fulgham (Chairman and Chief Executive Officer), Graham L. Adelman (President and Chief Operating Officer), Alfred L. Williams (Senior Vice President and Chief Financial Officer), Donna Reeves (Vice President and Controller), Jeanette H. Quay (Vice President, General Counsel and Secretary), James Alleman (Vice President-Human Resources), and George Pasley (Vice President-Communications), Juan M. Bravo (Vice President). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of .1% of the Company's common stock or in the aggregate in excess of 2% of the Company's common stock.